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Exhibit 10.11

SEVERANCE AGREEMENT

        THIS AGREEMENT is entered into as of April 3, 2002, by and between ED BARACCHINI (the "Employee") and METABASIS THERAPEUTICS, INC., a Delaware corporation (the "Company").

        1.    Term of Agreement.

        This Agreement shall remain in effect from the date hereof until the earlier of:

          (a)   The date when the Employee's employment with the Company terminates for any reason not described in Section 6; or

          (b)   The date when the Company has met all of its obligations under this Agreement following a termination of the Employee's employment with the Company for a reason described in Section 6.

        2.    Definition of Change in Control.

        For all purposes under this Agreement, "Change in Control" shall mean the occurrence of any of the following events after the date of this Agreement:

          (a)   The first purchase of shares of the Company's Common Stock pursuant to a tender offer or exchange offer (other than an offer by the Company) for all, or any part, of such Common Stock;

          (b)   Stock Acquisition (as defined below);

          (c)   Approval by the Company's stockholders of a merger in which the Company does not survive as an independent corporation (other than such a merger that leaves the stockholders of the Company with substantially the same ownership interest in the new corporation), a consolidation, or a sale, exchange or other disposition of all or substantially all of the Company's assets; or

          (d)   A change in the composition of the Company's Board of Directors (the "Board") during any period of two consecutive years such that individuals who at the beginning of such period were members of the Board cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company's stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

A "Stock Acquisition" is deemed to occur at the time of any acquisition of voting securities of the Company by any person or group (as such term is used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, but excluding (i) the Company or any of its subsidiaries or (ii) any savings, pension or other benefit plan for the benefit of employees of the Company or any of its subsidiaries) which theretofore did not beneficially own voting securities representing more than 50% of the voting power of all outstanding voting securities of the Company, if such acquisition results in such entity, person or group owning beneficially securities representing more than 50% of the voting power of all outstanding voting securities of the Company. As used herein, "voting power" means ordinary voting power for the election of directors of the Company.

        3.    Definition of Good Reason.

        For all purposes under this Agreement, "Good Reason" shall mean that the Employee:

          (a)   Has been demoted or has incurred a material reduction in his authority or responsibility as an employee of the Company, including (without limitation) a reduction or elimination of his authority to approve expenditures or to hire, promote, demote or terminate subordinates;

          (b)   Has incurred a reduction in his total compensation (including benefits) as an employee of the Company, other than pursuant to a Company-wide reduction of total compensation (including benefits) for employees of the Company generally;

          (c)   Has not received a contemporaneous increase in his total compensation (including benefits) which is commensurate with increases in total compensation (including benefits) received by a majority of executive-level employees of the Company with duties and responsibilities substantially comparable to those of the Employee;

          (d)   Has not received a bonus commensurate with bonuses (if any) received by a majority of executive-level employees of the Company with duties and responsibilities substantially comparable to those of the Employee; or

          (e)   Has been notified that his principal place of work as an employee of the Company will be relocated by a distance of 50 miles or more.

        4.    Definition of Cause.

        For all purposes under this Agreement, "Cause" shall mean:

          (a)   A willful act by the Employee which constitutes misconduct or fraud and which is injurious to the Company; provided, however, that no act, or failure to act, by the Employee shall be considered "willful" unless committed without good faith and without a reasonable belief that the act or omission was in the Company's best interest;

          (b)   Conviction of, or a plea of "guilty" or "no contest" to, a felony; or

          (c)   Solely with respect to terminations which occur prior to the occurrence of a Change in Control, Employee's failure or inability to satisfactorily perform his job duties as determined in good faith by the Board of Directors.

        5.    Definition of Continuation Period.

        For all purposes under this Agreement, "Continuation Period" shall mean the period commencing on the date when the termination of the Employee's employment under Section 6 is effective and ending on the earlier of:

          (a)   The date nine (9) months after the date when the employment termination was effective; or

          (b)   The date of the Employee's death.

If the Employee is not employed in a new position comparable to his position with the Company on the date nine (9) months after his employment termination was effective, then the Continuation Period shall be extended to the date when the Employee becomes employed in such a position, but in no event by more than three (3) months.

        6.    Entitlement to Severance Pay and Benefits.

          (a)   The Employee shall be entitled to receive the severance pay described in Section 7 (the "Severance Pay") and the benefits described in Sections 8(a)(i), 8(b) and 8(c) from the Company if on or before the occurrence of a Change in Control, the Company terminates the Employee's employment for any reason other than Cause.

          (b)   The Employee shall be entitled to receive the Severance Pay described in Section 7 and the benefits described in Section 8(a)(ii), 8(b) and 8(c) from the Company if one of the following events occurs:

            (i)    Within the first 12-month period after the occurrence of a Change in Control, the Employee voluntarily resigns his employment for Good Reason;

            (ii)   Within the first 12-month period after the occurrence of a Change in Control, the Company terminates the Employee's employment for any reason other than Cause; or

            (iii) Within the first 12-month period after the occurrence of a Change in Control, the Company terminates the Employee's employment because his position has been eliminated in connection with a restructuring or a reduction in force, as determined by the Company.

          (c)   The Employee's receipt of any Severance Pay or any other benefits pursuant to this Agreement shall be subject to, and contingent upon, the Employee's furnishing to the Company an effective Release and Waiver of Claims in the form attached hereto as Exhibit A.

        7.    Amount of Severance Pay.

        During the Continuation Period, the Company shall pay the Employee Severance Pay at an annual rate equal to the sum of:

          (a)   The Employee's base compensation at the annual rate in effect on the date when the termination of his employment with the Company is effective; plus

          (b)   The arithmetic mean of the Employee's annual bonuses for the last three calendar years completed prior to the date when the termination of his employment with the Company is effective. In the event that the Employee received no bonus from the Company for one or more of such calendar years, the years in which no bonus was paid shall be disregarded and the arithmetic mean of the Employee's bonuses for the remaining years (if any) shall be used.

Such amount shall be paid at periodic intervals in accordance with the Company's standard payroll procedures.

        8.    Other Benefits.

          (a)    Stock Options and Restricted Stock.

            (i)    Immediately upon the occurrence of the event described in Section 6(a), there shall vest immediately such number of unvested stock options and shares of restricted stock granted to Employee by the Company that would have vested if Employee's employment would have continued for an additional 12 months following the occurrence of such event.

            (ii)   All unvested stock options and shares of restricted stock granted to Employee by the Company shall vest immediately upon the occurrence of one of the events described in Section 6(b).

    In the case of the foregoing clause (ii) only, the post-termination exercise grace period under the Employee's stock options shall commence at the end of the Continuation Period. The Employee represents that he has consulted or will consult a tax adviser regarding the impact of this Subsection (a) on the tax treatment of incentive stock options and shares of restricted stock.

          (b)    Group Insurance.    At the commencement of the Continuation Period, the Employee (and, where applicable, his dependents) shall be entitled to convert his key employee long-term disability policy and group life insurance policy into individual policies pursuant to the terms of such policies. Should the Employee elect to convert either or both of such policies, the Company will pay the premiums for such policy or policies during the Continuation Period. At the commencement of the Continuation Period, the Employee shall be eligible to continue his group health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1986, and the Company will pay the premiums for such coverage during the Continuation Period. The foregoing notwithstanding, in the event that the Employee becomes eligible for comparable group insurance coverage in connection with new employment, the premium payments by the Company under this Subsection (b) shall terminate immediately.

          (c)    Outplacement Services.    If one of the events described in Section 6 has occurred, the Employee shall be entitled to reasonable outplacement services at the Company's expense. Such services shall be provided by a firm selected by the Employee from a list compiled by the Company and shall be limited to a period of six consecutive months.

        9.    Limitation on Payments.

          (a)    Basic Rule.    Any other provision of this Agreement notwithstanding, the Company shall not be required to make any payment or property transfer to, or for the benefit of, the Employee (under this Agreement or otherwise) that would be nondeductible by the Company by reason of section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), or that would subject the Employee to the excise tax described in section 4999 of the Code. All calculations required by this Section 9 shall be performed by the independent auditors retained by the Company most recently prior to the Change in Control (the "Auditors"), based on information supplied by the Company and the Employee, and shall be binding on the Company and the Employee. All fees and expenses of the Auditors shall be paid by the Company.

          (b)    Reductions.    If the amount of the aggregate payments or property transfers to the Employee must be reduced under this Section 9, then the Employee shall direct in which order the payments or transfers are to be reduced, but no change in the timing of any payment or transfer shall be made without the Company's consent. As a result of uncertainty in the application of sections 280G and 4999 of the Code at the time of an initial determination by the Auditors hereunder, it is possible that a payment will have been made by the Company that should not have been made (an "Overpayment") or that an additional payment that will not have been made by the Company could have been made (an "Underpayment"). In the event that the Auditors, based upon the assertion of a deficiency by the Internal Revenue Service against the Company or the Employee that the Auditors believe has a high probability of success, determine that an Overpayment has been made, such Overpayment shall be treated for all purposes as a loan to the Employee that he shall repay to the Company, together with interest at the applicable federal rate specified in section 7872(f) (2) of the Code; provided, however, that no amount shall be payable by the Employee to the Company if and to the extent that such payment would not reduce the amount that is nondeductible under section 280G of the Code or is subject to an excise tax under section 4999 of the Code. In the event that the Auditors determine that an Underpayment has occurred, such Underpayment shall promptly be paid or transferred by the Company to, or for the benefit of, the Employee, together with interest at the applicable federal rate specified in section 7872(f) (2) of the Code.

        10.    Successors.

          (a)    Company's Successors.    The Company shall require any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets, by an agreement in substance and form satisfactory to the Employee, to assume this Agreement and to agree expressly to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it in the absence of a succession. For all purposes under this Agreement, the term "Company" shall include any successor to the Company's business and/or assets which executes and delivers the assumption agreement described in this Subsection (a) or which becomes bound by this Agreement by operation of law.

          (b)    Employee's Successors.    This Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

        11.    Miscellaneous Provisions.

          (a)    Notice.    Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S, registered or certified mail, return receipt requested and postage prepaid. In the case of the Employee, mailed notices shall be addressed to him at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

          (b)    Waiver.    No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

          (c)    Whole Agreement.    No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof.

          (d)    No Setoff; Withholding Taxes.    There shall be no right of setoff or counterclaim, with respect to any claim, debt or obligation, against payments to the Employee under this Agreement. All payments made under this Agreement shall be subject to reduction to reflect taxes required to be withheld by law.

          (e)    Choice of Law.    The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California.

          (f)    Severability.    The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

          (g)    Arbitration.    Except as otherwise provided in Section 9, any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in San Diego in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Discovery shall be permitted to the same extent as in a proceeding under the Federal Rules of Civil Procedure, including (without limitation) such discovery as is specifically authorized by section 1283.05 of the California Code of Civil Procedure, without need of prior leave of the arbitrator under section 1283.05(e) of such Code. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. All fees and expenses of the arbitrator and such Association shall be paid as determined by the arbitrator.

          (h)    No Assignment.    The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor's process, and any action in violation of this Subsection (h) shall be void.

          (i)    At-Will Employment; No Employment Rights.    Employee acknowledges and agrees that Employee's employment with the Company is "at will," and subject to the provisions of this Agreement, may be terminated at any time and for any reason whatsoever by Employee or the Company, with or without Cause and with or without advance notice. This "at-will" employment relationship cannot be changed except in a writing signed by the Company's Chief Executive Officer.

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        IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

/s/ E. BARACCHINI ED BARACCHINI
METABASIS THERAPEUTICS, INC.
By	/s/ PAUL LAIKIND
Title	CEO

EXHIBIT A

RELEASE AND WAIVER OF CLAIMS

        In consideration of the payments and other benefits to be provided pursuant to the Severance Agreement dated April 3, 2002, to which this form is attached (the "Severance Agreement"), I, ED BARACCHINI, hereby furnish METABASIS THERAPEUTICS, INC. (the "Company"), with the following release and waiver ("Release and Waiver").

        I hereby generally and completely release and forever discharge the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys' fees, damages, indemnities and obligations of every kind and nature, in law, equity or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release and Waiver. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys' fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) ("ADEA"), and the California Fair Employment and Housing Act (as amended).

        I also acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor." I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to any claims I may have against the Company.

        I acknowledge that, among other rights, I am waiving and releasing any rights I may have under the ADEA, that this Release and Waiver is knowing and voluntary, and that the consideration given for this Release and Waiver is in addition to anything of value to which I was already entitled as an executive of the Company. If I am 40 years of age or older upon execution of this Release and Waiver, I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that: (a) the release and waiver granted herein does not relate to claims under the ADEA which may arise after this Release and Waiver is executed; (b) I have the right to consult with an attorney prior to executing this Release and Waiver (although I may choose voluntarily not to do so); and (c) I have twenty-one (21) days from the date of termination of my employment with the Company in which to consider this Release and Waiver (although I may choose voluntarily to execute this Release and Waiver earlier); (d) I have seven (7) days following the execution of this Release and Waiver to revoke my consent to this Release and Waiver; and (e) this Release and Waiver shall not be effective until the seven (7) day revocation period has expired.

        If I am less than 40 years of age upon execution of this Release and Waiver, I acknowledge that I have the right to consult with an attorney prior to executing this Release and Waiver (although I may choose voluntarily not to do so); and (c) I have five (5) days from the date of termination of my employment with the Company in which to consider this Release and Waiver (although I may choose voluntarily to execute this Release and Waiver earlier).

Date:
ED BARACCHINI

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  Exhibit 10.11